SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 3, 2011

Date of Report

September 20, 2011

(Date of earliest event reported)

DIGAGOGO VENTURES CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-166494	42-1769945
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

645 Griswold St., Suite 3500, Detroit, Michigan 48226-4120

(Address of principal executive offices, including zip code)

704-246-8073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry Into a Material Definitive Agreement.

On September 20, 2011, Impact Innovations Systems, Inc. (“Impact”), a wholly-owned subsidiary of the Company, entered into a Sublicense Agreement with Red Deer Dogonet Limited Partnership (“Red Deer”) pursuant to which Impact granted an exclusive, perpetual sublicense in and to the “Technology” in the territory of Red Deer, Alberta (the “Agreement”).  The “Technology” consists of (i) registered and unregistered patents and improvements thereto for sales and distribution networks designed to connect households and enable individuals to buy or sell items within such network of households, (ii) certain trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names, (iii) computer software associated with the Technology, (iv) copyrightable works, and (v) trade secrets and confidential business information.

In exchange for the sublicense, Red Deer is obligated to pay Impact an initial license fee of $500,000, of which $50,000 was payable on execution of the Agreement and $450,000 of which is payable on or before the 30th day following execution of the Agreement. In addition, Red Deer will pay an ongoing license fee equal to 5% of the gross revenues of the sublicense payable monthly and fees for services rendered, support and other services required by Red Deer charged at the then-current hourly rate.

The Agreement has a term of 5 years and automatically renews for successive 1-year terms unless terminated earlier in accordance with the provisions of the Agreement.  Grounds for termination include, but are not limited to, (i) a material default by either party of the terms of the Agreement not remedied within 30 days of receipt of written notice of the default, (ii) the inability of a party to pay its debts as they become due, (iii) the appointment of an administrative or other receiver over all or any substantial part of a party’s assets, and (iv) the initiation of a law suit by a third party that materially interferes with a party’s ability to perform its obligations under the Agreement.  Following a termination of the Agreement, all residual rights in the Technology will remain with Impact.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Sublicense Agreement between Impact Innovative Systems, Inc. and Red Deer Dogonet Limited Partnership dated September 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2011

Digagogo Ventures Corp.

By:	/s/ Fernando Londe
Fernando Londe
CEO and Director